                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                            (In thousands of dollars)


                                     Nine Months
                                        Ended                             Years Ended December 31,
                                     September 30,
                                     -------------   ------------------------------------------------------------------
                                         1997*          1996*         1995          1994          1993          1992
                                      ----------     ----------    ----------    ----------    ----------    ----------
Income before taxes                   $  476,832     $  558,999    $  102,677    $   44,385    $  407,576    $  339,115
                                      ----------     ----------    ----------    ----------    ----------    ----------

Preferred stock dividends                 33,929         43,712        36,260         1,710         5,828        27,789
                                      ----------     ----------    ----------    ----------    ----------    ----------

Fixed charges:

Interest                               1,869,199      1,971,788     1,969,811     1,428,653     1,130,712       879,242

Interest factor in rents                  42,483         54,537        59,491        51,102        50,133        45,962
                                      ----------     ----------    ----------    ----------    ----------    ----------

Total fixed charges                    1,911,682      2,026,325     2,029,302     1,479,755     1,180,845       925,204
                                      ----------     ----------    ----------    ----------    ----------    ----------

Total fixed charges and preferred
  stock dividends                      1,945,611      2,070,037     2,065,562     1,481,465     1,186,673       952,993
                                      ----------     ----------    ----------    ----------    ----------    ----------

Income before taxes
and fixed charges                     $2,388,514     $2,585,324    $2,131,979    $1,524,140    $1,588,421    $1,264,319
                                      ==========     ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges
  and preferred stock dividends              1.2            1.2           1.0           1.0           1.3           1.3
                                      ==========     ==========    ==========    ==========    ==========    ==========


For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.